UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 23, 2008

Community Bankers Acquisition Corp.
 (Exact name of registrant as specified in its charter)

Delaware	001-32590	20-2652949
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9912 Georgetown Pike, Ste D203 Great Falls, VA	22066
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 759-0751

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☑ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Community Bankers Acquisition Corp. (the “Company” or “CBAC”) issued a press release today reporting that certain of the Company’s founding stockholders are in discussions with certain third party investors who have indicated that they may be interested in making an investment in the Company through the purchase of a significant number of shares of the Company’s outstanding common stock.  The Company understands that these potential investors (“New Investors”) are not currently stockholders of the Company and have indicated that they would be interested in making block purchases of the Company’s common stock in privately negotiated transactions with existing public stockholders of the Company, but the New Investors would require that the New Investors receive options to purchase additional shares of CBAC’s common stock and warrants to purchase common stock currently held by one or more of CBAC’s founding stockholders.  Certain of CBAC’s founding stockholders have expressed an interest in providing the New Investors with these options.

The Company expects that any purchases by the New Investors would be effected in privately negotiated transactions with public stockholders of the Company who were stockholders as of the record date of the Company’s annual meeting of stockholders and who have delivered proxy cards indicating a vote against the Company’s proposed merger with TransCommunity Financial Corporation (“TFC”) and have submitted their shares for conversion into a pro rata share of the trust fund established in connection with CBAC’s initial public offering.

CBAC’s founding stockholders are negotiating the terms of the option agreements with the New Investors and with additional potential investors.  CBAC’s founding stockholders, acting as individual stockholders, have agreed in principle to the terms of the options outlined below which description is a summary of the material terms of the proposed option and escrow agreements currently being negotiated among the parties.

Any such options would be granted by a founding stockholder to one or more New Investors and would be exercisable for one share and one warrant held by such founding stockholder for every four shares of common stock acquired and held by the New Investors for an exercise price of $0.01 per share and a nominal price per warrant.  The options would have a term of one year from June 8, 2009, the date on which they become exercisable and on which date the underlying founding stockholders’ shares are scheduled to be released from the existing escrow established at the time of the Company’s initial public offering.  Thereafter such option securities could continue to be held in an escrow account under the terms of the option agreements for up to one additional year until June 8, 2010. The CBAC founding stockholders entered into the escrow arrangement for all of their pre-IPO shares in connection with the initial public offering by CBAC which was completed on June 8, 2006. The participating founding stockholders would also agree to use their best efforts to cause the Company to include the shares and warrants purchased by the New Investors upon exercise of the options in any registration statement to be filed by the Company pursuant to the registration rights agreement entered into with the founding stockholders at the time of the Company’s initial public offering.

The grant of such options would only occur in the event that CBAC’s proposed merger with TFC is approved.  As described in the joint proxy statement/prospectus, the proposed merger with TFC requires that less than 1,499,999 shares of CBAC’s common stock vote against the merger and demand conversion of their shares into a pro rata portion of the trust fund established in connection with CBAC’s initial public offering and that a majority of the shares of common stock issued in the CBAC initial public offering approve the merger at CBAC’s annual meeting of stockholders.  The TFC merger agreement requires that the TFC merger with CBAC be completed on or before May 31, 2008.  No assurances can be given as to the nature and amount of purchases by the New Investors, if any, the completion of the negotiations and grant of the options by the founding stockholders to the New Investors.

The Company also announced that it had adjourned its annual meeting of stockholders and its special meeting of stockholders to May 29, 2008, at 11:00 a.m. and 12:00 p.m., respectively at the same location.

The press release is attached as Exhibit 99.1 to this report.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description
99.1	Press release dated May 23, 2008 regarding discussions between founding stockholders and third party investors and adjournment of the annual and special meetings of stockholders

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fairfax, Commonwealth of Virginia, on the 23rd day of May, 2008.

COMMUNITY BANKERS ACQUISITION CORP.

By: /s/ Gary A. Simanson
Gary A. Simanson
President and Chief Executive Officer

Exhibit Index

Exhibit	Description
99.1	Press release dated May 23, 2008 regarding discussions between founding stockholders and third party investors and adjournment of the annual and special meetings of stockholders